Exhibit 21.1

AG Mortgage Investment Trust, Inc. Significant Subsidiaries

	Subsidiary	State of Incorporation
1.	AG MIT, LLC	Delaware
2.	AG MIT CMO, LLC	Delaware
3.	AG MIT ARC, LLC	Delaware